Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Third Quarter 2008 Results

NEW YORK, OCTOBER 21, 2008 — Omnicom Group Inc. (NYSE-OMC) today announced that net income for the third quarter of 2008 increased 5.6% to $213.6 million from $202.2 million in the third quarter of 2007. Diluted earnings per share in the third quarter of 2008 increased 11.3% to $0.69 per share from $0.62 per share in the third quarter of 2007.

Worldwide revenue increased 6.9% to $3,316.2 million from $3,101.4 million in the third quarter of 2007. Domestic revenue for the third quarter of 2008 increased 3.8% to $1,718.0 million compared to $1,654.9 million in the third quarter of 2007. International revenue increased 10.5% to $1,598.2 million compared to $1,446.5 million in the third quarter of 2007.

Net income for the nine months ended September 30, 2008 increased 10.2% to $729.3 million from $661.9 million in the same period in 2007. Diluted earnings per share for the nine months ended September 30, 2008 increased 15.0% to $2.30 per share in 2008 from $2.00 per share in the same period in 2007.

Worldwide revenue for the nine months ended September 30, 2008 increased 10.1% to $9,988.5 million from $9,068.1 million in the same period in 2007. Domestic revenue for the nine months ended September 30, 2008 increased 5.6% to $5,130.5 million from $4,858.4 million in the same period in 2007. International revenue for the nine months ended September 30, 2008 increased 15.4% to $4,858.0 million from $4,209.7 million in the same period in 2007.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended September 30,	2008	2007
Revenue	$ 3,316.2	$ 3,101.4
Operating expenses	2,942.8	2,751.2

Operating income	373.4	350.2
Net interest expense	20.7	19.3

Income before income taxes	352.7	330.9
Income taxes	118.2	112.1
Equity in earnings of affiliates	6.8	8.0
Minority interests	(27.7)	(24.6)

Net income	$ 213.6	$ 202.2

Net income per common share
Basic	$ 0.69	$ 0.62
Diluted	$ 0.69	$ 0.62

Weighted average shares (in millions)
Basic	309.1	324.0
Diluted	310.7	328.2

Dividend declared per share	$ 0.150	$ 0.150

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Nine Months Ended September 30,	2008	2007
Revenue	$ 9,988.5	$ 9,068.1
Operating expenses	8,747.5	7,940.8

Operating income	1,241.0	1,127.3
Net interest expense	50.4	59.8

Income before income taxes	1,190.6	1,067.5
Income taxes	400.6	361.4
Equity in earnings of affiliates	26.0	25.8
Minority interests	(86.7)	(70.0)

Net income	$ 729.3	$ 661.9

Net income per common share
Basic	$ 2.32	$ 2.02
Diluted	$ 2.30	$ 2.00

Weighted average shares (in millions)
Basic	315.0	327.0
Diluted	317.7	331.8

Dividend declared per share	$ 0.450	$ 0.425